Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-1 of our report dated April 18, 2006, related to the financial statements of  Middle Kingdom Alliance Corp., as of February 28, 2006 and for the period from January 17, 2006 (date of inception) to February 28, 2006 which appear in such Prospectus. Our report contains an emphasis of a matter paragraph regarding uncertainties as to the ability of the Company to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

Weiser LLP

New York, NY
April 21, 2006